Exhibit 10.1

ADDENDUM TO
EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (the "Addendum") is made and entered into as of the 26th day of October, 2011, and is effective as of July 6, 2011 (the "Addendum Date"), by and between LENDER PROCESSING SERVICES, INC., a Delaware corporation (the "Company"), and Lee A. Kennedy (the "Employee") for the purpose of modifying and amending certain terms of that Employment Agreement (the “Employment Agreement”), with an Effective Date of March 26, 2010, by and between Company and Employee, as more specifically set forth below. All capitalized terms that are not otherwise defined in this Addendum shall have the meanings attributed to them in the Employment Agreement. In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.    Employment and Duties. Subject to the terms and conditions of this Addendum, the Company employs Employee to serve as its Executive Chairman and Chief Executive Officer on an interim basis until such time as Company’s Board of Directors is able to identify and appoint a suitable candidate to serve as Chief Executive Officer of Company on a permanent basis. Employee accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position and such other duties and responsibilities as may be prescribed from time to time by the Board of Directors of the Company (the "Board"). Employee shall devote such business time, attention and effort reasonably necessary to perform his duties hereunder.
2.    Term. The term of this Addendum (the “Addendum Term”) shall commence on the Addendum Date and, unless Employee’s employment with Company is terminated prior to the expiration of the Addendum Term, shall continue through June 30, 2012 (the “Reversion Date”), at which time this Addendum shall terminate and the terms of Employee’s employment with Company shall revert to and be governed by the terms of the Employment Agreement without any reference to this Addendum. Notwithstanding any termination of this Addendum or Employee's employment, Sections 5 and 6 shall remain in effect until any and all obligations and benefits that accrued prior to termination are satisfied.
3.    Salary. During the Addendum Term, Section 4 of the Employment Agreement titled “Salary” shall be disregarded, and Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of no less than $880,000 per year, payable at the time and in the manner dictated by Company's standard payroll policies (the "Annual Base Salary").
4.    Other Compensation and Fringe Benefits. During the Addendum Term, Section 5 of the Employment Agreement titled “Other Compensation and Fringe Benefits” shall be disregarded and, in addition to any executive bonus, pension, deferred compensation and long-term incentive plans which Company or an affiliate of Company may from time to time make available to Employee, Employee shall be entitled to the following during the Addendum Term:

(a)	the standard Company benefits enjoyed by Company's other top executives as a group;

(b)	medical and other insurance coverage (for Employee and any covered dependents) provided by Company to its other top executives as a group;

(c)	supplemental disability insurance sufficient to provide two-thirds of Employee's pre-disability Annual Base Salary;

(d)
an incentive bonus opportunity under Company's Amended and Restated Omnibus Incentive Plan ("Omnibus Plan") with such opportunity to be earned based upon attainment of performance objectives established by the Board or Committee ("Incentive Bonus"). Employee's target Incentive Bonus under the Omnibus Plan shall be no less than 165% of Employee's Annual Base Salary (the “Incentive Bonus Opportunity”). The Incentive Bonus shall be paid no later than September 15, 2012; and

(e)	participation in equity awards made under the Omnibus Plan, as approved by the Compensation Committee of Company’s Board of Directors.
5.    Obligations of Company Upon Appointment of Permanent Chief Executive Officer. At such time as the Board of Directors completes its search for and appoints a permanent Chief Executive Officer of the Company, Employee shall cease to serve in that capacity and, unless otherwise determined by the Board of Directors and/or Employee, will continue to serve solely as Executive Chairman. If such appointment occurs prior to the Reversion Date and Employee continues to serve as Executive Chairman of Company, then Employee shall be entitled to the following:

(a)	Employee shall continue to receive the Annual Base Salary described in Section 3 of this Addendum for the remainder of the Addendum Term; and

(b)
Employee shall be entitled to receive the Incentive Bonus described in Section 4(d) of the Addendum, subject to the Board’s or a Committee’s determination of Employee’s achievement of the performance objectives associated therewith, without any proration for any part of the Addendum Term during which Employee did not serve as Chief Executive Officer of the Company.

In the event that the Board of Directors appoints a permanent Chief Executive Officer of the Company and it is determined by the Board of Directors and/or Employee that Employee’s employment with Company shall terminate in connection with such appointment, then the provisions of this Section 5 shall not apply and Employee shall instead be entitled to the payments described in Section 6 of this Addendum below.
6.    Obligations of Company Upon Termination of Employment. During the term of this Addendum, Section 9 of the Employment Agreement titled “Obligations of Company Upon Termination” shall be disregarded, and the provisions of this Section 6 shall instead apply.

(a)
Termination by Company for a Reason Other than Cause, Death or Disability and Termination by Employee for Good Reason. If Employee's employment is terminated by: (1) Company for any reason other than Cause, Death or Disability; or (2) Employee for Good Reason:

(i)	Company shall pay Employee the following (for the avoidance of doubt, the amounts payable under this Section 9(a)(i) shall be referred to collectively as the "Addendum Accrued Obligations"): (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary described in Section 3 of this Addendum; and (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to Employee for expenses incurred prior to the Date of Termination;

(ii)
Company shall pay Employee, within thirty (30) business days after the Date of Termination, a lump-sum payment equal to the unpaid portion of Employee’s Annual Base Salary described in Section 3 of this Addendum for the remainder of the Addendum Term;

(iii)
Company shall pay Employee, within thirty (30) business days after the Date of Termination, a lump-sum payment equal to 300% of the sum of: (A) Employee's minimum Annual Base Salary as Executive Chairman of the Company, as more specifically described in Section 4 of the Employment Agreement (which, for the avoidance of doubt, is $250,000); and (B) the highest Annual Bonus paid to Employee by Company within the three (3) calendar years preceding his termination of employment;

(iv)
Company shall pay Employee, within thirty (30) business days following the end of the performance period relating thereto, any amounts owed to Employee with respect to the Incentive Bonus in accordance with the award agreement relating thereto.

(v)
All stock option, restricted stock and other equity-based incentive awards granted by Company that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be; unless the equity incentive awards are based upon satisfaction of performance criteria; in which case, they will only vest pursuant to their express terms; and

(vi)
As long as Employee pays the full monthly premiums for COBRA coverage, Company shall provide Employee and, as applicable, Employee's eligible dependents with continued medical and dental coverage, on the same basis as provided to Company's active executives and their dependents until the earlier of: (i) eighteen (18) months after the Date of Termination; or (ii) the date Employee is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer. In addition, within thirty (30) business days after the Date of Termination, Company shall pay Employee a lump sum cash payment equal to eighteen monthly medical and dental COBRA premiums based on the level of coverage in effect for the Employee (e.g., employee only or family coverage) on the Date of Termination.

(b)	Termination by Company for Cause and by Employee without Good Reason. If

Employee's employment is terminated by Company for Cause or by Employee without Good Reason, Company's only obligation under this Agreement shall be payment of any Addendum Accrued Obligations.

(c)
Termination due to Death or Disability. If Employee's employment is terminated due to death or Disability, Company shall pay Employee (or to Employee's estate or personal representative in the case of death), within thirty (30) business days after the Date of Termination: (i) any Addendum Accrued Obligations; plus (ii) a prorated Incentive Bonus based upon the target Incentive Bonus Employee would have received, multiplied by the percentage of the performance period completed before the Date of Termination; plus (iii) the unpaid portion of the Annual Base Salary for the remainder of the Employment Term.

(d)
Definition of Change in Control. For purposes of this Agreement, the term "Change in Control" shall mean that the conditions set forth in any one of the following subsections shall have been satisfied:

(i)
the acquisition, directly or indirectly, by any "person" (within the meaning of Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and used in Sections 13(d) and 14(d) thereof) of "beneficial ownership" (within the meaning of Rule 13d-3 of the Exchange Act) of securities of Company possessing more than 50% of the total combined voting power of all outstanding securities of Company;

(ii)
a merger or consolidation in which Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(iii)
a reverse merger in which Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of all outstanding voting securities of Company are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger;

(iv)
during any period of two (2) consecutive years during the Employment Term or any extensions thereof, individuals, who, at the beginning of such period, constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period;

(v)	the sale, transfer or other disposition (in one transaction or a series of related transactions) of assets of Company that have a total fair market value equal to or more than one-third of the total fair market value of all of the assets of Company immediately prior to such sale, transfer or other disposition, other than a sale, transfer or other disposition to an entity (x) which immediately following such sale, transfer or other disposition owns, directly or indirectly, at least 50% of Company's outstanding voting securities or (y) 50% or more of whose outstanding voting securities is immediately following such sale, transfer or other disposition owned, directly or indirectly, by Company. For purposes of the foregoing clause, the sale of stock of a subsidiary of Company (or the assets of such subsidiary) shall be treated as a sale of assets of Company; or

(vi)	the approval by the stockholders of a plan or proposal for the liquidation or dissolution of Company.

(e)
Six-Month Delay. To the extent Employee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable during the six-month period after separation from service, will be made during such six-month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six-month period.

7.    Incorporation by Reference. This Addendum is entered into between the parties for the purpose of amending certain terms of the Employment Agreement during the term of this Addendum, and is hereby incorporated therein and made a part thereof during the Addendum Term. Unless specifically stated otherwise herein, all terms of the Employment Agreement shall remain in full force and effect during the Addendum Term and, upon expiration of this Addendum, the terms of Employee’s employment with Company shall revert to and be governed by the terms of the Employment Agreement.

IN WITNESS WHEREOF the parties have executed this Addendum to be effective as of the date first set forth above.

LENDER PROCESSING SERVICES, INC.

By:	/s/ Thomas L. Schilling
Name:	Thomas L. Schilling
Its:	Executive Vice President and Chief Financial Officer

LEE A. KENNEDY

/s/ Lee A. Kennedy